EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release September 18, 2024

Contact: Don Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Announces Fiscal Year Results;

Results Include Noncash Goodwill Impairment Charge

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced a goodwill impairment charge of $947,000 that contributed to a net loss of $1.1 million or ($0.13) diluted earnings per share for the three months ended June 30, 2024, compared to net earnings of $42,000 or $0.00 diluted earnings per share for the three months ended June 30, 2023. For the twelve months ended June 30, 2024, the goodwill impairment charge contributed to the net loss of $1.7 million or ($0.21) diluted earnings per share compared to net earnings of $933,000 or $0.11 diluted earnings per share for the twelve months ended June 30, 2023.

The Company recorded a goodwill impairment charge, which had no tax impact, of $947,000, or $0.12 per common share, during the quarter ended June 30, 2024, which represents 100.0% of goodwill previously reported. Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. The Company recognized an impairment of $13.6 million at June 30, 2020, leaving the remaining level of goodwill at $947,000. The impairment charge represents an accounting transaction which had no impact on cash flows, liquidity, or key capital ratios of the Company or its bank subsidiaries. A prolonged decline in the stock price of the Company has led to recognition of the impairment pursuant to management’s performance of a goodwill impairment analysis as of June 30, 2024. Based on this analysis, the estimated fair value of the Company was less than book value, resulting in the $947,000 goodwill impairment charge. The estimated fair value of the Company was determined based on a combination of methods including comparison of market capitalization to the value of capital at the purchased subsidiary, comparison of the Company’s stock price to relevant stock indexes, and estimated sales price based on recent observable market transactions of similar securities. According to Don Jennings, President and CEO of the Company, “The Company’s stock has been trading at a lower price over the last year due to lower earnings, the suspension of the Company’s dividend, and the recent previously reported formal agreement between First Federal Savings Bank of Kentucky and the OCC. Unfortunately, the lower aggregate price of our stock has been below the Company’s book value, including goodwill and other intangible assets, and therefore, no longer supports the carrying of goodwill on the books as an asset.”

Net income decreased $2.7 million or 284.5% compared to the fiscal year ended June 30, 2023 primarily due to the goodwill impairment charge combined with decreased net interest income resulting. These were somewhat offset by decreased income taxes from negative earnings. Net interest income declined by $1.9 million or 21.0% and totaled $7.0 million for the year just ended, as interest income increased $3.5 million or 27.6% to $16.3 million and interest expense increased $5.4 million or 137.9% to $9.3 million. The cost of both retail and wholesale funding was higher in 2024 as the Federal Reserve increased Federal funds rates 350 basis points during the year ended 2023. While the return on the Company’s loans has increased as cash flow from loan payments and payoffs is reinvested at higher rates, and while the rates on the Company’s adjustable-rate mortgages continue to increase, the slowing pace of mortgage market activity (due to higher rates) and the contractual limits on adjustable-rate mortgage adjustments have not kept pace with increasing costs of funds. Non-interest expense increased $1.4 million for the year just ended, primarily due to the goodwill impairment charge accounting for 69.5% of the increase. In addition, vendor and consulting fees have increased $209,000 or 86.4%, auditing and accounting expense increased $131,000 or 61.5%, and FDIC insurance premiums increased $121,000 or 103.4%. FDIC insurance premiums have increased due to increased usage of brokered deposits as well as increased levels of deposits and general premium increases at the FDIC.

The decrease in net earnings for the quarter ended June 30, 2024 was primarily attributable to the goodwill impairment charge, which represents 84.6% of the net loss for the three months ended June 30, 2024. As a result, non-interest expense increased $1.1 million or 56.0%, while vendor and consulting fees and auditing and accounting expenses increased $105,000 and $85,000, respectively. Net interest income decreased $29,000 or 1.5% to $1.9 million due primarily to interest expense increasing more than interest income increased period to period. Interest income had declined four consecutive quarters beginning with the quarter ended March 31, 2023 and ending in the quarter ended December 31, 2023. President Jennings stated that “After a punishing year, our net interest income is beginning to improve as the increase in interest income has begun to outpace the increase in our cost of funds. We believe that continued improvement will help lead the Company back to profitability.”

The average rate earned on interest-earning assets increased 223 basis points to 6.16% and was the primary reason for the increase in interest income for the recent year ended, although average interest-earning assets also increased $27.8 million or 8.6% to $352.5 million for the recently-ended year. The average rate paid on interest-bearing liabilities increased 272 basis points to 4.17% and was the primary reason for the increase in interest expense. Mr. Jennings stated, “The escalating cost of funding is slowing while return on our loans will continue to increase due to adjustable-rate mortgage adjustments and the reinvestment of payoffs and contractual repayments. The widely expected decrease in market rates, if it occurs, will both ease the cost of funding and will likely spur activity in the housing market that could lead to faster repayment of loans with lower interest rates.”

On July 1, 2023, the Company adopted a new accounting standard for the calculation of its allowance for credit losses (“ACL”), which requires credit losses on most financial assets to be measured using a current expected credit loss model (“CECL”). At adoption, we recorded an increase in the ACL for loans which represented a $497,000 increase from the Allowance for Loan Losses (“ALLL”) at June 30, 2023. This transaction further resulted in an increase of $54,000 to the ACL for unfunded commitments, a decrease of $414,000 to retained earnings and a decreased to deferred income tax liability of $137,000. After subsequent adjustments, at March 31, 2024, our ACL for loans totaled $2.1 million, an increase of $498,000 since the adoption of CECL at July 1, 2023.

At June 30, 2024, assets totaled $374.9 million, an increase of $25.9 million or 7.4%, from $349.0 million at June 30, 2023, due primarily to the increase in loans, net, of $19.2 million or 6.1%, as well as an increase in cash and cash equivalents of $10.1 million or 123.9%. Investment securities decreased $2.5 million or 20.2% to $9.9 million primarily because of principal repayments or prepayments. Total liabilities increased $28.7 million or 9.6% to $327.0 million at June 30, 2024, as deposits increased $29.8 million or 13.2% to $256.1 million and advances decreased $1.1 million or 1.6% to $69.0 million. We began utilizing brokered certificates of deposit (“CDs”) prior to June 30, 2023 to diversify and expand our funding sources. The brokered CDs provide funding at interest rates comparable to advances and offer similar repayment terms. At June 30, 2024 our deposits included $52.0 million in brokered CDs.

At June 30, 2024, the Company reported its book value per share as $5.94. Shareholders’ equity decreased $2.7 million or 5.4% to $48.0 million at June 30, 2024 compared to June 30, 2023. The decrease in shareholders’ equity was primarily associated with a decrease in goodwill of $947,000, a net loss after goodwill of $811,000, declared dividends of $671,000, and the initial adoption of CECL of $414,000. The reduction was somewhat offset by a decrease in the unrealized losses on available for sale securities.

Forward-Looking Statements

This press release may contain certain statements that are not historical facts and are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, that are subject to certain risks and uncertainties. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection for the payment of dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company or from the Company to shareholders; competitive conditions in the financial services industry; changes in the level of inflation; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2023 and in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2023 and for the period ended September 30, 2023. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2024, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2024	June 30, 2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$18,287	$8,167
Investment Securities	9,861	12,354
Loans available-for sale	110	--
Loans, net	333,025	313,807
Real estate acquired through foreclosure	10	70
Goodwill	--	947
Other Assets	13,675	13,677
Total Assets	$374,968	$349,022
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$256,139	$226,309
FHLB Advances	68,988	70,087
Other Liabilities	1,844	1,915
Total liabilities	326,971	298,311
Shareholders’ Equity	47,997	50,711
Total liabilities and shareholders’ equity	$374,968	$349,022
Book value per share	$5.94	$6.27
Tangible book value per share	$5.94	$6.15

Condensed Consolidated Statements of Income (Loss)

(In thousands, except share data)

	Twelve months ended June 30,		Three months ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Interest Income	$16,277	$12,758	$4,443	$3,532
Interest Expense	9,283	3,902	2,541	1,601
Net Interest Income	6,994	8,856	1,902	1,931
Provision For (Recovery of) Credit Losses	24	113	37	-
Non-interest Income	251	302	52	66
Other Non-interest Expense	9,181	7,818	3,032	1,944
Income (Loss) Before Income Taxes	(1,960)	1,227	(1,115)	53
Income Taxes	(239)	294	(38)	11
Net Income (Loss)	$(1,721)	$933	$(1,077)	$42
Earnings per share:
Basic and Diluted	$(0.21)	$0.11	$(0.13)	$0.00
Weighted average outstanding shares:
Basic and Diluted	8,098,715	8,133,927	8,098,715	8,101,287

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